Exhibit 3.1

Delaware
The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

“BIOND PHOTONICS, INC.”, A CALIFORNIA CORPORATION, WITH AND INTO “AELUMA OPERATING CO.” UNDER THE NAME OF “AELUMA OPERATING CO.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JUNE, A.D. 2021, AT 3:52 O`CLOCK P.M.

6010222 8100M	Authentication: 203505628
SR# 20212518884	Date: 06-22-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:52 PM 06/22/2021 FILED 03:52 PM 06/22/2021 SR 20212518884 - File Number 6010222	STATE OF DELAWARE CERTIFICATE OF MERGER FOR THE MERGER OF BIOND PHOTONICS, INC. WITH AND INTO AELUMA OPERATING CO.

June 22, 2021

Pursuant to Section 252(c) of the

General Corporation Law of the State of Delaware

Aeluma Operating Co., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Biond Photonics, Inc., a California corporation (“Biond”), with and into the Corporation, with the Corporation remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The name of each constituent corporation is Aeluma Operating Co., a Delaware corporation, and Biond Photonics, Inc., a California corporation.

SECOND:

An Agreement and Plan of Merger, dated as of June 22, 2021 (the “Merger Agreement”), by and among Parc Investments, Inc., a Delaware corporation, Biond and the Corporation has been approved, adopted, certified, executed and acknowledged by the Corporation and Biond and the requisite stockholders of the Corporation and of Biond, the constituent corporations.

THIRD:	In accordance with the Merger Agreement and upon the effectiveness of this filing, Biond will merge with and into the Corporation. The name of the Surviving Corporation of the Merger shall be “Aeluma Operating Co.”

FOURTH:	Upon the effectiveness of the Merger, the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:	The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 252(c) of the DGCL.

SIXTH:	The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 27 Castilian Drive, Goleta, CA 93117.

SEVENTH:	A copy of the executed Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of any constituent corporation of the Merger.

EIGHTH:	The authorized stock and par value of Biond, the non-Delaware corporation is 10,000,000 shares of common stock, no par value.

IN WITNESS WHEREOF, the Corporation has caused this Certificate Merger to be executed by its duly authorized officer as of the date first above written.

Aeluma Operating CO.

By:	/s/ Ian Jacobs
Name:	Ian Jacobs
Title:	President

Signature Page to Cert of Merger

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